NEWS RELEASE                                 FIRST
P. O. Box 225, Concord, NC 28026-0228        CHARTER
(704)786-3300*FAX (704)788-0445              CORPORATION



                    FOR IMMEDIATE RELEASE

FROM:    First Charter Corporation  Carolina State Bank
         22 Union Street, North     316 South Lafayette Street
         Concord, NC 28025          Shelby, NC 28150-5332

CONTACT: Lawrence M. Kimbrough       John J. Godbold, Jr.
         President and Chief         President and Chief
              Executive Officer          Executive Officer
         (704)786-3300               (704)480-4444

DATE:     August 15, 1997

         FIRST CHARTER CORPORATION AND CAROLINA STATE BANK
             ANNOUNCE SIGNING OF AGREEMENT TO MERGE

     First Charter Corporation (First Charter) and Carolina State Bank announced today the signing of a definitive agreement for the acquisition of Carolina State Bank by First Charter. The agreement provides, among other things, for the merger of Carolina State Bank into First Charter National Bank, a wholly-owned subsidiary of First Charter, and the exchange of 1.023 shares of First Charter common stock for each share of Carolina State Bank common stock outstanding at the effective time of the merger. No fractional shares of First Charter stock will be issued. In addition, Carolina State Bank has previously granted First Charter the option to purchase up to 19.9 percent of its outstanding common stock, under certain circumstances. Based on a First Charter stock price of $22.00 per share on August 14, 1997, the total transaction value equals $38.7 million or $22.51 for each share of Carolina State Bank common stock.

     The transaction will create a community banking company serving the Greater Charlotte Metropolitan Area of North Carolina with combined assets of approximately $700 million. Carolina State Bank will add four full service banking offices in Cleveland and Rutherford Counties to First Charter's twelve offices which serve Cabarrus, Mecklenburg and Rowan Counties. At June 30, 1997, Carolina State Bank had approximately $141.5 million in assets and $120.6 million in deposits.

     First Charter anticipates one-time merger and related charges of $1.6 to $2.2 million, net of tax effects, in connection with the transaction, including an estimated $150,000 to $200,000 provision for loan losses to conform Carolina State
Bank's credit risk practices to First Charter's.

     Consummation of the merger, which is expected to occur by the end of the fourth quarter of 1997, is subject to certain customary conditions, including receipt of regulatory approvals and approval by the shareholders of First Charter and Carolina State Bank. The transaction is structured to qualify as a tax-free reorganization and is anticipated to be accounted for as a pooling of interests.

     First Charter Corporation common stock is traded on the NASDAQ National Market under the quotation symbol "FCTR."

     The foregoing information contains forward-looking statements regarding First Charter's proposed merger-related expenses in connection with the acquisition of Carolina State Bank. The proposed expenses are subject to certain risks and uncertainties that could cause actual expenses to differ materially from those indicated, such as the inability to consummate the merger by the end of fiscal year 1997 or the inability of First Charter to consolidate the operations of Carolina State Bank with First Charter or to achieve technological efficiencies as soon as anticipated. Readers are cautioned not to place undue reliance on this information, which reflects management's judgment only as of the date hereof. First Charter undertakes no obligation to publicly revise this information to reflect events and circumstances that arise after the date hereof.